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===================                               UNITED STATES SECURITIES AND EXCHANGE                    =========================
    Form 5                                                    COMMISSION                                          OMB APPROVAL
                                                          Washington, DC 20549                             =========================
===================                                                                                        OMB Number: 3235-0362
------------------- Check box if                                                                           =========================
[_] empty check box no longer                     ANNUAL STATEMENT OF CHANGES BENEFICIAL                   Expires: PENDING
------------------- subject to                                 OWNERSHIP                                   =========================
                    Section 16.                                                                            Estimated average burden
                    Form 4 or                                                                              hours per response...1.0
                    Form 5                                                                                 =========================
                    Obligations
                    may
                    continue.
                    See                       Filed pursuant to Section 16(a) of the Securities
                    Instruction 1         Exchange Act of 1934, Section 17(a) of the Public Utility
                    (b).                     Holding Company Act of 1935 or Section 30(f) of the
                    Form 3                           Investment Company Act of 1940
------------------- Holdings
[_] empty check box Reported
-------------------
------------------- Form 4
[x] empty check box Transactions
------------------- Reported
===================== ==============================================================================================================
1. Name and Address   2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s) to Issuer
   of Reporting                                                                     (Check all applicable)
   Person*               NDC Automation, Inc ("AGVS")
                                                                         [x] Director                [x] 10% Owner
--------------------- -----------------------------------------------    [x] Officer (give title     [_] Other (specify
(Last)(First)(Middle) 3. I.R.S. Identification 4. Statement for                      below)                    below)
                         Number of Reporting      (Month/Year)           President
Imbleau, Claude          Person, if an entity     November 2001          ---------
---------------------    (Voluntary)           ---------------------- --------------------------------------------------------------
     (Street)                                  5. If Amendment,       7. Individual or Joint/Group Reporting
                                                  Date of Original            (check applicable line)
5015 Hardison St.        ###-##-####              (Month/Year)
Charlotte NC 28226                                                        [x] Form Filed by One Reporting Person
                                                                              Form Filed by More than One Reporting
                                                                          [_] Person
===================== ==============================================================================================================
(City) (State) (Zip)                 Table l - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
===================== ========== ============= ====================== =================== ================ =========================
1. Title of Security  2. Trans-  3. Trans-     4. Securities          5. Amount of        6. Owner-        7. Nature of
   (Instr. 3)            action     action        Acquired (A) or        Securities          ship             Indirect
                         Date       Code          Disposed of (D)        Beneficially        Form:            Beneficial
                         (Month/    (Instr.       (Instr. 3, 4 and 5)    Owned at the        Direct           Ownership
                         Day/       8)         ========  === ========    end of              (D) or           (Instr. 4)
                         Year)                                           Issuer's Fiscal     Indirect
                                                         (A)             Year                (I)
                                                         or              Instr. 3 and        (Instr.4)
                                                Amount   (D)  Price      4)
===================== ========== ============= ========= === ======== =================== ================ =========================
Common Stock           7/20/01       P4        31,953.00  A    .124               257,980        D
===================== ========== ============= ========= === ======== =================== ================ =========================
      "                   "          P4         7,440.00  A    .124                60,000        I             children
===================== ========== ============= ========= === ======== =================== ================ =========================
      "                   "          P4        31,953.00  A    .124               257,980        I             spouse
===================== ========== ============= ========= === ======== =================== ================ =========================

===================== ========== ============= ========= === ======== =================== ================ =========================

===================== ========== ============= ========= === ======== =================== ================ =========================

===================== ========== ============= ========= === ======== =================== ================ =========================

===================== ========== ============= ========= === ======== =================== ================ =========================

===================== ========== ============= ========= === ======== =================== ================ =========================
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________________________________________________________________________________






________________________________________________________________________________
* If the form is filed by more than one reporting person, see instruction
4(b)(v).



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
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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
             (e.g., puts calls warrants options, convertible securities)
----------------------------------------------------------------------------------------------------------------------------------
1. Title of       2. Conver-     3. Trans-     4. Trans-    5. Number      6. Date Exercisable      7. Title and    8. Price of
   Derivative        sion or        action        action       of             and Expiration Date      Amount of       Derivative
   Security          Exercise       Date          Code         Derivative     (Month/Day/Year)         Underlying      Security
   (Instr. 3)        Price of       (Month/       (Instr.      Securities                              Securities      (Instr. 5)
                     Derivative     Day/          8)           Acquired                                (Instr. 3
                     Security       Year)                      (A) or                                  and 4)
                                                               Disposed
                                                               of (D)
                                                               (Instr. 3,
                                                               4 and 5)
                                                           ------------------------------------------------------
                                                                                                          Amount
                                                                                                            or
                                                                                                          Number
                                                                             Date     Expiration            of
                                                              (A)    (D)  Exercisable    Date      Title  Shares
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Explanation of Responses:


                            /s/ Claude Imbleau                    1/15/02
                            ------------------------------ ---------------------
                            **Signature of Reporting Person          Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.